Exhibit 99.8

CONSENT OF THE BRATTLE GROUP, INC.

We hereby consent to the inclusion of our due diligence summary PowerPoint presentation dated July 7, 2021 (the “Presentation”) to the Board of Directors of Lionheart Acquisition Corporation II (“LCAP”) as an Exhibit to the Form S-4 (the “Form S-4”), originally filed with the Securities and Exchange Commission on November 10, 2021 relating to the proposed business combination contemplated by that certain Membership Interest Purchase Agreement, dated July 11, 2021 (“MIPA”), as amended, by and among LCAP, Lionheart II Holdings, LLC, a newly formed wholly owned subsidiary of LCAP, the MSP Purchased Companies (as defined in the MIPA) (collectively, “MSP”), the members of MSP (the “Members”), and John H. Ruiz, in his capacity as the representative of the Members and MSP. We hereby further consent to the references to the Presentation in the Form S-4 under the section “Background of the Business Combination.” In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

THE BRATTLE GROUP, INC.

By:	/s/ Barbara Levine

Name:	Barbara Levine

Title:	General Counsel
April 25, 2022